Exhibit 4.3

AMENDMENT AGREEMENT AND WAIVER

This AMENDMENT AGREEMENT AND WAIVER (the “Amendment”), dated as of September 19, 2017, is made by and between Ener-Core, Inc., a Delaware corporation, with headquarters located at 8965 Research Drive, Suite 100, Irvine, California 92618 (the “Company”), and the investor listed on the signature page attached hereto (the “Holder”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the November 2016 SPA (as defined below), as applicable.

RECITALS

A.       Reference is made to that certain Securities Purchase Agreement dated as of April 22, 2015, by and among the Company, the Holder (if applicable) and the other investors (the “April 2015 Other Holders”) listed on the signature pages attached thereto (the “April 2015 SPA”) and, if applicable, the Senior Secured Notes issued to the Holder pursuant thereto, as amended and restated on December 2, 2016 pursuant to certain amendment agreements (as amended from time to time prior to the date hereof, the “April 2015 Notes”);

B.       Reference is made to that certain Securities Purchase Agreement dated as of May 7, 2015, by and among the Company, the Holder (if applicable) and the other investors (the “May 2015 Other Holders” and together with the April 2015 Other Holders, the “Other Holders” and together with the Holder, the “Holders”) listed on the signature pages attached thereto (the “May 2015 SPA” and together with the April 2015 SPA, individually, an “SPA” and collectively, the “SPAs”), and, if applicable, the Senior Secured Notes issued to the Holder pursuant thereto, as amended and restated on December 2, 2016 pursuant to certain amendment agreements (as amended from time to time prior to the date hereof, the “May 2015 Notes” and together with the April 2015 Notes, the “2015 Notes”);

C.       The Company intends to issue additional convertible senior secured promissory notes (the “September 2017 Notes”) and related warrants to purchase up to an aggregate of 220,000 shares of the Company’s Common Stock (the “September 2017 Warrants”) in order to support its working capital needs; and

D.       In compliance with Section 15 of the 2015 Notes and the SPAs, this Amendment shall only be effective upon the execution and delivery of this Amendment and agreements in form and substance identical to this Amendment (other than with respect to the identity of the Holder and any provision regarding the reimbursement of legal fees) (the “Other Agreements” and together with this Amendment, the “Amendments”) by Other Holders of the 2015 Notes (each an “Other Holder”) representing on the Closing Date at least the Required Holders (as defined in each of the 2015 Notes) (such time, the “Effective Time”).

AGREEMENT

NOW THEREFORE, in consideration of the foregoing mutual premises and the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, and legal adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

SECURITIES PURCHASE AGREEMENTS

1.       Extension of Listing Deadline. The first sentence of Section 4(f) of each of the SPAs is hereby amended and restated as follows:

“The Company shall commence trading of its Common Stock on either The New York Stock Exchange, Inc., the NYSE American, The NASDAQ Capital Market, The NASDAQ Global Select Market or The NASDAQ Global Market (collectively, the “Qualified Eligible Markets”) no later than December 31, 2017 (as applicable, the “Listing Deadline”).”

2.       Waiver of Effect of Issuance of September 2017 Notes on SPAs. Each Required Holder hereby consents to the waiver of, and hereby irrevocably waives, the effect of the issuance of the September 2017 Notes and the September 2017 Warrants pursuant to that certain Securities Purchase Agreement, dated as of September 19, 2017, by and among the Company and the investors listed on the signature pages thereto (the “September 2017 SPA”), on any representation, warranty or covenant in the SPAs, including but not limited to Sections 4(k) thereof.

ARTICLE II

NOTES

1.       Waiver of Effect of Issuance of September 2017 Notes on 2015 Notes. Each Required Holder hereby consents to the waiver of, and hereby irrevocably waives, the effect of the issuance of the September 2017 Notes pursuant to the September 2017 SPA on any representation, warranty or covenant in the 2015 Notes, including but not limited to Sections 4(a) and 14(d) thereof.

2.       Waiver of Events of Default. Any Event of Default pursuant to Section 4(a) of each of the 2015 Notes occurring from or after December 31, 2016, and through and including the effective date of this Amendment, including any Event of Default related to the commencement of trading of the Company’s Common Stock on a Qualified Eligible Market (as defined in each of the SPAs) by the Listing Deadline (as defined in each of the SPAs), is irrevocably waived on behalf of all holders of 2015 Notes. Such waiver shall extend to, without limitation any adjustments of terms, applications of alternate rights and any Company restrictions that would have arisen from any such Event of Default.

3.       Amendment of Definition of “Permitted Indebtedness”. Section 30(aa) of the 2015 Notes is hereby amended and restated as follows:

“(aa) “Permitted Indebtedness” means (i) Indebtedness evidenced by this Note and the Other Notes, (ii) trade payables incurred in the ordinary course of business consistent with past practice, (iii) Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement acceptable to the Required Holders and approved by the Required Holders in writing, and which Indebtedness does not provide at any time for (a) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later and (b) total interest and fees at a rate in excess of twelve percent (12.0%) per annum, (iv) Indebtedness secured by Permitted Liens described in clauses (iv) of the definition of Permitted Liens, (v) deemed Indebtedness arising from one or more operating leases, including, without limitation, the leases for one or more test turbines from Dresser-Rand, but only if such lease, if secured, is secured solely by such test turbine, (vi) Indebtedness incurred pursuant to the Backstop Agreement, (vii) Indebtedness by the notes issued pursuant to the Securities Purchase Agreement dated as of September 1, 2016 by and among the Company and the investors thereto, as subsequently amended, restated or modified thereafter), (viii) the Additional Notes issued prior to or on the Initial Closing Date, provided that the Indebtedness evidenced by the Additional Notes is not increased, refinanced, amended, changed or modified on or after the date of issuance thereof, (ix) the guarantees pursuant to the Guaranty Agreements and (x) those certain senior secured convertible notes issued by the Company pursuant to that certain Securities Purchase Agreement, dated as of September 19, 2017 by and among the Company and the investors listed on the signature pages attached thereto, as subsequently amended, restated or modified thereafter.”

article III
MISCELLANEOUS

1.       Effect of this Amendment. This Amendment shall form a part of the 2015 Notes and SPAs for all purposes, and each holder of 2015 Notes and each party to the SPAs shall be bound hereby. This Amendment shall only be deemed to be in full force and effect from and after both the execution of this Amendment by the parties hereto and the execution of Amendments substantially identical to this Amendment by the Company and “Holders” holding at least a majority of the aggregate principal amount of the 2015 Notes outstanding, including the Lead Investor, as well as the Collateral Agent, that, together with undersigned, constitute the Required Holders under each of the 2015 Notes and SPAs. From and after such effectiveness, any reference to the 2015 Notes and the SPAs shall be deemed to be a reference to the 2015 Notes and SPAs, as amended hereby. Except as specifically amended as set forth herein, each term and condition of the 2015 Notes and SPAs shall continue in full force and effect.

2.       Entire Agreement. This Amendment, together with the SPAs and 2015 Notes, as amended and/or amended and restated to date, contains the entire agreement of the parties with respect to the matters contemplated hereby and thereby, and supersedes any prior or contemporaneous written or oral agreements between them concerning the subject matter of this Amendment.

3.       Governing Law. This Amendment shall be governed by the internal law of the State of New York.

4.       Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment may be executed by fax or electronic mail, in PDF format, and no party hereto may contest this Amendment’s validity solely because a signature was faxed or otherwise sent electronically.

IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature pages to this Amendment to be duly executed as of the date first written above.

[Signature pages follow]

2

IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature pages to this Amendment to be duly executed as of the date first written above.

COMPANY:

ENER-CORE, INC.

By:
Name:
Title:

Signature Page to Amendment Agreement and Waiver—September 2017

IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature pages to this Amendment to be duly executed as of the date first written above.

HOLDER:

[______]

By:
Name:
Title

Signature Page to Amendment Agreement and Waiver—September 2017